Exhibit 99.1

FOR IMMEDIATE RELEASE

October 26, 2006	6:00 a.m. MT

Contact: Kevin P. Clark CEO 406-727-6106

UNITED FINANCIAL CORP. ANNOUNCES SEPTEMBER 30, 2006 EARNINGS
AND DECLARES QUARTERLY DIVIDEND

HIGHLIGHTS: Total assets of $418 million; Q3 Net interest income up 5% in 2006 over Q3 2005; Assets up 10% in Q3 2006 over Q3 2005.

Great Falls, Montana October 26, 2006—United Financial Corp. (“United”) (NASDAQ-UBMT) today reported net income for the quarter ended September 30, 2006 of $1,155,000 or basic earnings per share of $.38, compared to $1,177,000 or basic earnings per share of $.38 for the same period in 2005. Fully diluted earnings per share were $.37 for both 2006 and 2005. Net income for the nine-month period ended September 30, 2006 was $3,220,000, or basic and diluted earnings per share of $1.05 and $1.02, respectively, compared to $3,050,000, or basic earnings per share of $.99 and $.97 on a fully diluted basis for the same period a year ago. All per share amounts in this press release have been restated for the 5 for 4 stock split effective in December 2005.

United’s assets at September 30, 2006 were $418 million compared to $381 million at September 30, 2005, an increase of 9.7%. Net loans increased to $333 million at September 30, 2006 from $300 million a year ago, a 10.8% increase, and deposits increased to $311 million at September 30, 2006 compared to $303 million a year ago, a 2.7% increase. Net interest income rose to $3.7 million for the quarter ended September 30, 2006 compared to $3.5 million for the same period one year ago. United’s shareholders’ equity was $33.2 million at September 30, 2006, and book value per share was $10.79. The weighted average number of shares outstanding for the third quarter of 2006 was 3,074,882 compared to 3,063,814 for the same period in 2005.

CEO Kevin Clark said, “These results represent another solid quarter for United. Although margins are experiencing some compression, overall net interest income is up 5% over the third quarter of 2005. Net income per share is up 6% for the nine months ended September 30, 2006 as compared to the same period in 2005.”

United’s net interest margin was 3.84% for the third quarter of 2006 compared to 4.03% for the third quarter of 2005. United had $6,000 of non-performing loans at September 30, 2006 compared to $5,000 at September 30, 2005.

United declared a regular quarterly cash dividend of $.23 per share, to shareholders of record on November 17, 2006, payable December 1, 2006.

Forward-Looking Statements

When used in this press release or other statements, the words or phrases ‘will likely result in’, ‘are expected to’, ‘will continue’, ‘is anticipated’, ‘estimate’, ‘could’, or ‘project’ or similar expressions are intended to identify ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, general economic conditions in the state of Montana, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in the company’s most recent Annual Report on Form 10-K for the period ending December 31, 2005.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, with fifteen locations in Montana.

United Financial Corp.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2006	2005	2006	2005

Income statement amounts
Net interest income	$3,683	$3,509	$10,836	$10,083
Provision for losses on loans	—	100	175	150
Noninterest income
Gain on the sale of loans	1,005	1,107	2,583	2,602
Other	347	407	1,002	1,038
Noninterest expense	3,154	3,026	9,037	8,663
Income before income taxes	1,881	1,896	5,209	4,910
Income taxes	726	719	1,989	1,860
Net income	1,155	1,177	3,220	3,050

Per common share data
Net income
- basic	$0.38	$0.38	$1.05	$0.99
- diluted	0.37	0.37	1.02	0.97

Cash dividends	0.23	0.23	0.69	0.67

Book value			10.79	10.33

Balances at end of period
Loans receivable and held for sale, gross			$344,373	$314,271
Allowance for losses on loans			3,896	3,682
Nonperforming assets
Nonperforming loans			6	5
Foreclosed properties			—	—

Investment securities available-for-sale			39,641	32,407
Total assets			418,071	380,937
Goodwill			1,422	1,422
Total deposits			311,116	302,831
Total stockholders’ equity			33,183	31,659

Other supplemental information
Net income
Return on average assets			1.06%	1.12%
Return on average common equity			13.36%	13.21%
Allowance for loan losses to loans			1.13%	1.17%
Common shares outstanding (end of period, in thousands)			3,076	3,065

Net interest margin			3.85%	4.03%

Shareholders’ equity to total assets			7.94%	8.31%

Dividend payout ratio			65.71%	67.68%